Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital Corporation update on Acceleration of SBA Debentures announced on April 6, 2010

VIRGINIA BEACH, VIRGINIA - June 3, 2010 - On April 6, 2010 Waterside Capital Corporation (OTC: WSCC.PK), a Small Business Investment Company (“SBIC”), issued a press release disclosing that it had been advised by the Small Business Administration (“SBA”) on March 31, 2010 that due to continuing defaults under certain terms of WSCC’s debentures guaranteed by the SBA (including the capital impairment ratio), the $16.1 million of debentures issued by WSCC to the SBA (the “SBA Debentures”) have been accelerated and will be due and payable in full as of April 14, 2010.

The following information is provided as an update:

WSCC, as anticipated, did not have liquid capital resources sufficient to pay off the outstanding principal and accrued interest and fees on the SBA Debentures by April 14, 2010. The SBA Debentures remain outstanding.

WSCC has met and reviewed its portfolio company investments in detail with representatives of the SBA. WSCC management presented the SBA with a liquidation plan that WSCC believes has the potential to pay off the SBA within as few as three years, although this may not be true depending upon the actual performance of each portfolio company. Under certain circumstances relating to portfolio company performance, it is conceivable that cash might then be available for distribution to WSCC shareholders after repayment of the SBA Debentures and payment of WSCC operating expenses.

The SBA has indicated to WSCC management that it is reviewing the WSCC plan, the WSCC portfolio companies’ performance metrics and prospects, and is developing its own assessment of the value of the WSCC portfolio. WSCC has presented the case to the SBA that its extensive knowledge of its portfolio companies and their respective managers makes it best suited to realize maximum value for the SBA and WSCC shareholders. That said, WSCC management anticipates that it is more likely than not that the SBA will elect to go the route of receivership. It is anticipated that the SBA will make a decision within approximately 60 days to (a) enter into an agreement with WSCC to continue to manage the portfolio or (b) pursue a receivership to manage the WSCC investments. WSCC believes that it is less likely that any value will remain for WSCC shareholders if the SBA chooses the receivership route.

Regardless of the path selected by the SBA, the existing terms of the agreements between WSCC and each portfolio company will continue in place.

WSCC cannot offer assurance that it will be able to work out a plan with the SBA that will enable WSCC management to continue to manage its investments. If such a plan cannot be worked out, it is likely the SBA would appoint a receiver to manage the WSCC assets. Whether WSCC is able to remain a manager of WSCC assets or not, WSCC cannot offer any assurance that its portfolio company investments will generate cash in sufficient amounts to repay the SBA Debentures, let alone provide any value to WSCC shareholders.

It was the intention of WSCC to hold its 2009 annual meeting prior to its current fiscal year ending June 30, 2010. However, given the current uncertainty of WSCC’s relationship with the SBA, the WSCC believes that it is financially and functionally prudent to delay the next annual meeting until SBA has notified WSCC of its decisions. WSCC is proceeding with its annual audit effective June 30, 2010.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $17.5 million of loans and investments in 13 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing information are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. These risks and uncertainties include (a) the Company’s inability to predict whether it will be able to work out a liquidation plan with the SBA that will enable the Company’s management to continue to manage its assets, (b) whether, instead, the SBA will impose a receivership, (c) the Company’s inability to accurately predict and assess the true value of its portfolio investments, including whether the portfolio will generate sufficient cash to enable the Company to repay SBA Debentures and provide value to the Company’s shareholders, and (d) whether the Company will be able to continue as a going concern. It is possible that the assumptions made by management in this press release may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with the uncertainties of predicting the business judgments of the SBA, the performance of the Company’s portfolio companies, the Company’s dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.